EXHIBIT 3.1
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                CERTIFICATE OF AMENDMENT OF
              CERTIFICATE OF INCORPORATION OF
                        CADIZ INC.
                  a Delaware Corporation

     CADIZ INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST:    That the Board of Directors of Cadiz Inc. adopted a
resolution setting forth a proposed amendment to the Certificate of Incorporation of said corporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing Subsection
     A of the Fourth Article thereof so that, as amended
     Subsection A of said Article shall be and read as follows:

     "Fourth:

     A. The total number of shares of all classes of stock which the Company shall have the authority to issue is Seventy Million One Hundred Thousand
          (70,100,000), consisting of:

          (1)  Seventy Million (70,000,000) shares of
               Common Stock, par value one cent ($.01) per share (the "Common Stock"); and

          (2)  One Hundred Thousand (100,000) shares of
               Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock")."

     SECOND:   That said amendment was duly adopted by the Corporation's
Board of Directors and by each outstanding class of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Cadiz Inc. has caused this certificate to be signed by Keith Brackpool, its Chief Executive Officer and Stanley E. Speer, its Secretary, this 15th day of May, 2000.

                              By:  /s/ Keith Brackpool
                                 ----------------------
                                       Keith Brackpool
                                       Chief Executive
Officer
ATTEST:


By:  /s/  Stanley E. Speer
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          Stanley E. Speer,
          Secretary